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                                                                 EXHIBIT 10(o)

January 13, 1999

                             PERSONAL & CONFIDENTIAL


Trevor Fetter
Corporate Offices
Santa Barbara, California

Dear Trevor:

    I am pleased to confirm the offer for you to become Chief Corporate Officer and Chief Financial Officer for Tenet Healthcare Corporation in the Office of the President in Santa Barbara. Your new responsibilities will commence immediately.

1. COMPENSATION AND BENEFITS: You will be entitled to compensation and benefits as follows:

    a. BASE COMPENSATION: Your base salary will be increased to the rate of $550,000 per year, payable bi-weekly effective January 15, 1999.

    b. ANNUAL INCENTIVE PLAN: Your target award percentage in the Tenet Annual Incentive Plan will be 60% with a maximum award of 90% of target and a growth award level to be determined.

Jeff has committed a further elevation of your salary and AIP percentage in late summer or early fall. Your pay would again be revisited at fiscal year end (May 31, 2000).

    c. CAR ALLOWANCE: You will receive a car allowance in the amount of $20,000 per year paid bi-weekly.

    d. BENEFITS: You will continue to be eligible for the employee benefits for which you are currently eligible.

    e. EXECUTIVE MEDICAL: You will participate in Tenet's ExecuPlan which provides reimbursement for out of pocket health and dental expenses and premiums at a $7,500 annual level.

    f. STOCK OPTIONS: You will receive 260,000 non-qualified stock options as granted on January 12, 1999, by the Compensation and Stock Option Committee. This grant coupled with the grant of 140,000 options in December 1998 is to be viewed as a two-year grant so that you would normally not be considered for further option grants prior to December 2000. The vesting of the new options will be one-third each year over three years.

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Trevor Fetter
January 13, 1999
Page 2

    g. SEVERANCE PROTECTION AGREEMENT: You will participate in the Tenet Severance Protection Plan at the same level provided to our current Chairman and President which provides severance equal to two times base salary plus target bonus, benefits continuation and legal fees reimbursement for a qualifying termination following a change of control of Tenet. No severance is due in the event of a termination for "cause" described below or voluntary termination except as provided under the Plan for "good reason".

    Should your employment with Tenet be terminated by the company without cause within three years from this date, you shall receive severance benefits of two years' salary and benefits continuation (excluding AIP). If within three years from this date Mr. Jeffrey Barbakow ceases to be Chairman and Chief Executive Officer of Tenet ("the triggering event") then you may voluntarily terminate your employment and receive the above severance benefits so long as, within 120 days of such triggering event, you notify the Chief Human Resources Officer of Tenet in writing that you intend to voluntarily terminate under these provisions. You may not receive benefits both under this severance arrangement and any other severance program, plan or arrangement with Tenet. You will be paid under the plan, program or arrangement for which you are eligible which provides the greatest benefit.

    Finally, your employment with the company will be continue to be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

    This letter contains the entire agreement between you and Tenet regarding the terms and conditions of your employment, and fully supersedes any and all prior agreements that may have existed between you and Tenet regarding the terms and conditions of your employment.

    Trevor, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me.

    We are enthusiastic about you accepting this new assignment. Please call me if you have any questions.

Sincerely,                                  ACCEPTED AND AGREED TO:

                                            ___________________________________
Alan R. Ewalt                               Trevor Fetter                  Date
Senior Vice President Human Resources

c: Jeffrey Barbakow